Exhibit 10.1

THIRD AMENDMENT TO LEASE

(175 W. Jackson - Enova)

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is made as of this 21st day of March , 2023 (the “Effective Date”), between MARK ZETTI, solely in his capacity as Court Appointed Receiver pursuant to that certain Agreed Order Appointing Receiver for Non-Residential Property dated November 27, 2022, between U.S. Bank National Association, as Trustee for the benefit of the holders of COMM 2013-CCRE12 Mortgage Trust Commercial Pass-Through Certificates, as lead lender for the holders of the Notes, acting by and through LNR Partners, LLC, solely in its capacity as special servicer v. BSREP II West Jackson, LLC, a Delaware limited liability company, Unknown Owners and Non-Record Claimants, filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, Mortgage Foreclosure/Mechanics Lien Section, as Case No.: 2022CH09225 (“Landlord”), and ENOVA INTERNATIONAL, INC., a Delaware corporation (“Tenant”).

RECITALS:

A.
Landlord and Tenant are parties to a Lease dated as of July 25, 2014 (the “Original Lease”), as amended by a First Amendment to Lease dated October , 2015 (the “First Amendment”), and a Second Amendment to Lease dated July , 2017 (the “Second Amendment”) (the Original Lease, First Amendment, and Second Amendment are collectively referred to herein as the “Lease”), for a premises (the “Existing Premises”) consisting of approximately 168,141 rentable square feet and known as Suites 500, 560, 650, and 1000 in the building (the “Building”) located at 175 West Jackson Boulevard, Chicago, Illinois, 60604, as more particularly described in the Lease.

B.
The Term (as defined in the Lease) is scheduled to expire on August 31, 2027.

C.
Tenant desires to surrender a portion of the Existing Premises, to expand the Existing Premises, and to extend the Term, and Landlord has agreed to such surrender, expansion, and extension of the Term pursuant to the terms and conditions set forth in this Amendment.

AGREEMENT:

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises and covenants contained in this Amendment and in the Lease, and intending to be legally bound by the terms of this Amendment, agree to amend the Lease as follows:

1.
Surrender of Part of the Existing Premises.

(a)
As of August 31, 2023 (the “Surrender Date”), Tenant shall vacate and surrender possession of the part of the Existing Premises that is known as Suite 1000, contains approximately 68,539 rentable square feet, and is shown as the “Surrender Premises” on Exhibit A attached hereto (the “Surrender Premises”), pursuant to the surrender provisions within Section 17(g) of the Original Lease as well as in broom clean condition, provided Tenant shall maintain keycards for the Premises except for the Surrender Premises. Notwithstanding the foregoing,

Landlord acknowledges and agrees that, pursuant to Section 10(b) of the Original Lease, Tenant shall have no obligation to remove any alterations, modifications or improvements to the Surrender Premises made by or on behalf of Tenant prior to the Surrender Date. Notwithstanding the foregoing, Tenant shall have the right to remove any of the furniture, trade fixtures, improvements, equipment, artwork, and telecommunication and data room furniture and technical equipment from the Surrender Premises, including, without limitation, anything related to the Server Room (defined in Section 1(c) below) prior to the Surrender Date. Subject to Tenant leaving the Surrender Premises in a broom clean condition, Landlord will accept the Surrender Premises in its AS IS condition as of the Surrender Date. Tenant may elect to move those items that it removes to other space within the Premises. Upon no less than thirty (30) days advanced written notice to Landlord, Tenant may elect to continue to access, use and remove items from the Surrender Premises subsequent to the Surrender Date pursuant to the terms of Section 1(b) below and such extension will not be deemed a holdover.

(b)
In the event Tenant or any person claiming through Tenant shall continue to occupy the Surrender Premises, except as allowed herein, from and after the Surrender Date, such continued occupancy of the Surrender Premises shall be deemed to be that of a holdover tenant with respect to the Surrender Premises pursuant to the terms and conditions of the Lease related to holdover. Any holdover by Tenant without Landlord’s prior written consent shall constitute a default under the Lease and shall be subject to the remedies available to Landlord. Notwithstanding the foregoing, in the event that Tenant desires to occupy or use the Surrender Premises including without limitation the server room located within the Surrender Premises (“Server Room”) subsequent to the Surrender Date, Landlord agrees that upon prior written notice delivered to Landlord not less than thirty (30) days prior to the Surrender Date, Tenant may elect to continue to access, use, occupy and remove items from, without charge except as otherwise set forth in this Section 1(b), the Surrender Premises until December 31, 2023 (the “Outside Date”) and such use of the Surrender Premises will not be considered a holdover. Notwithstanding the foregoing, in the event that Tenant desires to use or occupy the Surrender Premises, including without limitation Server Room located within the Surrender Premises subsequent to the Outside Date, Landlord agrees that upon prior written notice delivered to Landlord not less than fifteen

(15) days prior to the Outside Date, Tenant may elect to continue to occupy, access, use and remove items from the Surrender Premises for up to an additional sixty (60) days (i.e., through February 29, 2024), provided that, with respect to the period of time Tenant elects to occupy the Surrender Premises subsequent to the Outside Date, Tenant shall be required to pay on a per diem basis (i) Base Annual Rent (as defined in the Lease) with respect to the Surrender Premises at the rates which would otherwise be in effect for the Surrender Premises pursuant to the terms of the Original Lease as if it was not a holdover and (ii) NNN Expenses (as defined in Section 5(b)(i) below) with respect to the Surrender Premises. Notwithstanding anything in the Lease or this Amendment to the contrary, during any period of time after the Surrender Date during which Tenant is occupying, accessing, or otherwise using the Server Room or any other portion of the Surrender Premises, all of Tenant’s obligations under the Lease related to insurance and indemnity shall continue to apply to the entire Surrender Premises and Tenant shall reimburse Landlord for all costs related to electric and janitorial service for the Surrender Premises as well as janitorial costs related to the Common Area bathrooms located on the 10th floor of the Building. If after the Outside Date, Tenant will not operate its business from the Surrender Premises but desires only to access, use or remove items from the Server Room during any portion of the sixty (60) day period after the Outside Date, Tenant must notify Landlord not less than fifteen (15) days prior to the Outside Date of its election

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and will be required to pay on a per diem basis (i) 50% of the Base Annual Rent (as defined in the Lease) with respect to the Surrender Premises at the rates which would otherwise be in effect for the Surrender Premises pursuant to the terms of the Original Lease as if it was not a holdover and

(ii) 100% of the NNN Expenses (as defined in Section 5(b)(i) below) with respect to the Surrender Premises.

(c)
Except as set forth in Section 1(a) of this Amendment above, Tenant shall have no additional contraction rights. The Contraction Option as defined and set forth in the Schedule to the Original Lease is hereby deleted and shall be of no further force or effect.

(d)
The Right of First Offer, as defined and set forth in the Schedule to the Original Lease, shall remain in full force and effect, subject to the terms of this Section 1(d). Notwithstanding anything in the Lease or this Amendment to the contrary, commencing on the Effective Date and thereafter throughout the Term (including all extensions), (i) the "ROFO Space" (as defined in the Lease) shall mean any single premises located on floors 2 through 9 of the Building which is greater than 15,000 rentable square feet or any two or more premises located on a single floor within floors 2 through 9 of the Building which premises are contiguous with each other and which exceed 15,000 rentable square feet in the aggregate and (ii) to the extent that the parties resort to “Baseball Arbitration” to determine the FMRV (as defined in the Lease) of the ROFO Space, such process shall proceed pursuant to the terms Section 12(c) below. Paragraphs 3, 4, and 5 of the Right of First Offer, as defined and set forth in the Schedule to the Original Lease, are hereby deleted and of no further force or effect.

2.
Additional Premises.

(a)
(i) From and after September 1, 2023 (the “Extension Commencement Date”), Landlord shall lease to Tenant that certain premises located on the 6th floor of the Building that contains approximately 35,257 rentable square feet, known as Suite 600, and is shown on Exhibit B attached hereto (the “Additional Premises”). Landlord represents and warrant to Tenant the rentable square footage of the Premises has been determined in accordance with BOMA 2017 – Method A. Landlord may remeasure the Existing Premises and/or the Additional Premises from time to time in Landlord’s sole discretion; provided, however, that there shall be no change to Tenant’s Base Annual Rent (as defined in the Lease) in connection with any revised measurement (regardless of whether an increase or a decrease) and the Premises size will not be increased to be in excess of 134,859 rentable square feet for determining the Base Annual Rent in any renewal term, but Tenant’s Proportion (as defined in the Lease and revised pursuant to Section 5 below) for purposes of calculating additional rent (as defined in the Lease) shall be revised accordingly.

(ii)
Early Acceptance. Notwithstanding any provision in the Lease or this Amendment to the contrary, at any time after the date of full execution and delivery of this Lease Amendment, but upon five (5) days prior written request from Tenant, Landlord agrees to deliver to Tenant, and Tenant agrees to accept, the Additional Premises (the date of such early delivery and acceptance being the “Acceptance Date”). Notwithstanding anything to the contrary in this Amendment, all of Tenant’s obligations under the Lease (as amended by this Amendment) with respect to the Additional Premises shall commence as of the Acceptance Date, including, but not limited to, Tenant’s insurance and indemnity obligations and all requirements related to Tenant’s construction of the Tenant Improvements (defined below), but excluding Tenant’s

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obligation for the payment of Base Annual Rent and NNN Expenses. In the event Tenant exercises its rights under this Section 2(a)(ii), Tenant shall be required to pay the costs of janitorial services and electricity services for the Additional Premises from and after the Acceptance Date.

(iii)
The “Additional Premises Delivery Date” shall be the date that is the earlier of (i) the Acceptance Date or (ii) the Extension Commencement Date.

(iv)
From and after the Additional Premises Delivery Date, the Premises shall include the entire 6th floor of the Building. From and after the Surrender Date, all references in the Lease to the “Premises” shall be deemed to be the Existing Premises, less the Surrender Premises, plus the Additional Premises. Accordingly, from and after the Surrender Date, the Premises shall consist of approximately 134,859 rentable square feet.

(b)
Landlord shall deliver the Additional Premises to Tenant in its “AS-IS” condition pursuant to Section 8(b) below. Landlord hereby represents and warrants that, to Landlord’s actual knowledge, as of the Additional Premises Delivery Date, the Additional Premises will be water tight and that all systems and equipment in or servicing the Additional Premises, including without limitation mechanical, plumbing, electrical, life safety, and HVAC, will be in good working order and that the Additional Premises will be free from asbestos in violation of laws as of the Additional Premises Delivery Date. Landlord represents that it has no reports regarding the presence of asbestos within the Additional Premises, except for that certain Phase 1 Environmental Assessment dated July 5, 2013 (the “Phase 1”), which Phase 1 was prepared on behalf of a prior lender of the Building and related to the Building as a whole.

3.
Term. The Term shall be extended so that the Term shall now expire on February 28, 2035 (the “Expiration Date”).

4.
Base Annual Rent.

(a)
Prior to the Extension Commencement Date, Tenant shall continue to pay Base Annual Rent for the Existing Premises pursuant to the terms of the Lease and in the amounts set forth in the Lease.

(b)
Commencing on the Extension Commencement Date and continuing through August 31, 2026 (the “Abatement Period”), Tenant shall not be required to pay Base Annual Rent for the Premises (i.e., the Existing Premises less the Surrender Premises plus the Additional Premises).

(c)
Commencing on September 1, 2026 (the “Extension Rent Commencement Date”) and continuing through the remainder of the Term (as extended by this Amendment), Tenant shall pay Base Annual Rent for the Premises (i.e., the Existing Premises less the Surrender Premises plus the Additional Premises) pursuant to the terms of the Lease and in the amounts set forth in the table below:

Period	Base Annual Rent	Base Monthly Rent
09/01/23 – 08/31/24	$0.00	$0.00

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09/01/24 – 08/31/25	$0.00	$0.00
09/01/25 – 08/31/26	$0.00	$0.00
09/01/26 – 08/31/27	$3,412,867.22	$284,405.60
09/01/27 – 08/31/28	$3,498,188.90	$291,515.74
09/01/28 – 08/31/29	$3,585,643.62	$298,803.64
09/01/29 – 08/31/30	$3,675,284.71	$306,273.73
09/01/30 – 08/31/31	$3,767,166.83	$313,930.57
09/01/31 – 08/31/32	$3,861,346.00	$321,778.83
09/01/32 – 08/31/33	$3,957,879.65	$329,823.30
09/01/33 – 08/31/34	$4,056,826.64	$338,068.89
09/01/34 – 02/28/35	$2,079,123.60*	$346,520.61

* The amount of Base Annual Rent for 09/01/34 – 02/28/35 is prorated to account for the partial year.

5.
Additional Rent.

(a)
Existing Premises. Prior to the Surrender Date, Tenant shall continue to pay additional rent only with respect to the Existing Premises pursuant to the terms of the Lease, including, but not limited to, Tenant’s Proportion of Operating Expenses for the applicable Adjustment Year in excess of the Operating Expenses paid or incurred by Landlord during the Base Year and Tenant’s Proportion of Taxes for the applicable Adjustment Year in excess of the Taxes paid or incurred by Landlord during the Base Year (as those terms are defined in the Lease). Prior to the Surrender Date, Tenant’s Proportion will continue to be 12.06% based upon an Existing Premises of 168,141 rentable square feet in a Building of 1,394,357 rentable square feet. Prior to the Extension Commencement Date, Tenant will not be charged Operating Expenses for the Additional Premises, regardless of whether the Additional Premises Delivery Date has occurred.

(b)
Premises (i.e., Existing Premises less Surrender Premises plus Additional

Premises).

(i)
Pursuant to the terms of the Lease, and as confirmed by Section 5(a)

above, prior to the Extension Commencement Date, Tenant’s payment of additional rent shall continue to be calculated based on Tenant’s Proportion of Operating Expenses and Taxes for the applicable Adjustment Year in excess of the Operating Expenses and Taxes paid or incurred by Landlord during the Base Year (such calculation sometimes referred to as a “modified gross” operating expense structure). Commencing on the Extension Commencement Date and continuing throughout the remainder of the Term (as extended by this Amendment), Tenant shall pay additional rent with respect to the Premises, including, but not limited to, Tenant’s Proportion of Operating Expenses and Taxes paid or incurred by Landlord during each calendar year (the “NNN Expenses”) without any adjustment or reference to any Base Year. From and after the Surrender Date, Tenant’s Proportion shall be 9.67% based upon a Premises of 134,859 rentable square feet in a Building of 1,394,357 rentable square feet.

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(ii)
Commencing as of the Extension Rent Commencement Date, the cap on Controllable Expenses, as defined and set forth in Section 3.b.i of the Original Lease, shall not apply to calendar year 2026, and Tenant’s Proportion of Operating Expenses for calendar year 2026 shall be based on the actual amount of Operating Expenses for such calendar year. For calendar year 2027 and each calendar year of the Term thereafter, Tenant’s Proportion of Operating Expenses shall not increase more than four percent (4.0%) per year of the Term, as determined on a non-cumulative basis, pursuant to the terms of the Lease.

(iii)
Notwithstanding anything contained in this Amendment, Tenant shall not be required to pay any NNN Expenses for the Premises during the Abatement Period.

6.
Security Deposit. Upon full execution of this Amendment, the letter of credit which Tenant is required to maintain under the Lease will be reduced from $500,000 to $400,000. Thereafter, provided that there is no Event of Default (as defined in the Lease) on behalf of Tenant under the Lease, commencing on January 1, 2028, and each January 1 thereafter it will be reduced by an additional $100,000 until the amount is $200,000. If, as of the applicable reduction date, an Event of Default by Tenant exists, then no further reduction in the Letter of Credit amount shall occur.

7.
Utilities and Services. Throughout the Term (as extended by this Amendment), Tenant shall continue to pay the cost of utilities and services serving the Premises pursuant to the terms of the Lease.

8.
Condition of the Premises.

(a)
Existing Premises. Tenant is currently in possession of the Existing Premises, and Tenant accepts the Existing Premises in its “AS-IS” condition, without relying on any representation, covenant or warranty by Landlord related to the condition of the Existing Premises except for Landlord’s ongoing maintenance obligations as provided under the Lease. Landlord shall have no obligation to construct any improvements or perform any alterations to the Existing Premises in connection with this Amendment.

(b)
Additional Premises. Tenant accepts the Additional Premises in its “AS-IS” condition, without relying on any representation, covenant or warranty by Landlord related to the condition of the Additional Premises except as provided herein and except for Landlord’s ongoing maintenance obligations as provided in the Lease. Landlord shall have no obligation to construct any improvements or perform any alterations to the Additional Premises in connection with this Amendment. Notwithstanding the foregoing, as of the Additional Premises Delivery Date, Landlord hereby represents and warrants that, to Landlord’s actual knowledge, the Additional Premises shall be water tight and that all systems and equipment in or servicing the Additional Premises, including without limitation mechanical, plumbing, electrical, life safety, and HVAC, shall be in good working order and that the Additional Premises will be free from asbestos in violation of laws as of the Additional Premises Delivery Date. To the extent on the Additional Premises Delivery Date, the Additional Premises was not water tight and all systems and equipment in or servicing the Additional Premises including without limitation mechanical, plumbing, electrical, life safety and HVAC was not in good working order and free from asbestos in violation of laws as of the Additional Premises Delivery Date, Landlord will be responsible for

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the cost to bring it in compliance with the foregoing. If, as a result of the construction of the Tenant Improvements in accordance with the Plans and Specifications (as defined in Section 9(b) below), and not as a result of the negligence of Tenant or Tenant’s employees, agents or contractors, any asbestos located in the Additional Premises as of the Additional Premises Delivery Date is disturbed such that the asbestos no longer complies with applicable laws, then Landlord, at Landlord’s cost and expense, shall cause such asbestos to be removed or remediated to the extent necessary to comply with applicable laws.

9.
Tenant Improvements.

(a)
Tenant, at Tenant's sole expense, but subject to receipt of the Tenant Improvement Allowance (defined below), shall be solely responsible for construction of all leasehold improvements in the Premises shown on the Plans and Specifications (defined below) (the "Tenant Improvements"). Tenant shall enter into a contract with a general contractor (the "General Contractor") for all Tenant Improvements. The General Contractor and all subcontractors shall (i) abide by the Landlord's rules and regulations, a copy of which is attached to this Amendment as Exhibit C; (ii) carry insurance covering Landlord as an insured party with such coverages and in such amounts as Landlord may then reasonably require and with carriers reasonably acceptable to Landlord to insure Landlord against liability for injury, death or damage for the Tenant Improvements done by the General Contractor and subcontractors; and (iii) be subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall indemnify and hold harmless Landlord from and against all liability, cost, expense and damages caused as a result of Tenant's, its General Contractor's or subcontractors' activities in constructing the Tenant Improvements, except that the foregoing indemnity shall not cover any amount arising from the negligence or willful misconduct of Landlord or its agents. In connection with construction of the Tenant Improvements, Tenant shall comply with all provisions of the Lease and this Amendment. All Tenant Improvements shall be performed in accordance with the Plans and Specifications, lien-free, in accordance with all laws and regulations, and in a good and workmanlike manner. In no event will Tenant be liable under this Section 9(a) for any consequential, or punitive damages.

(b)
Prior to the commencement of any Tenant Improvements, Tenant shall deliver to Landlord the preliminary plans and specifications (the "Preliminary Plans and Specifications") showing the Tenant Improvements. Within ten (10) days after receipt of the Preliminary Plans and Specifications, Landlord shall deliver notice to Tenant approving or rejecting the Preliminary Plans and Specifications. Should Landlord fail to deliver such notice within such ten (10) day period, and such failure continues for an additional five (5) days after Tenant’s second written request therefore, the Preliminary Plans and Specifications shall be deemed to be accepted by Landlord. If Landlord rejects the Preliminary Plans and Specifications, Landlord shall deliver with such notice Landlord's requested revisions to the Preliminary Plans and Specifications and an explanation as to what was rejected and the reason. If Landlord rejects the Preliminary Plans and Specifications, within ten (10) days after receipt of such notice from Landlord, Tenant shall deliver to Landlord revised plans and specifications showing the Tenant Improvements and taking into account Landlord's proposed revisions. Within ten (10) days after Landlord's receipt of such revised plans and specifications, Landlord shall deliver notice to Tenant approving or rejecting such plans and specifications. Should Landlord fail to deliver such notice within such ten (10) day period, and such failure continues for an additional five (5) days after

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Tenant’s second written request therefore, the revised plans and specifications shall be deemed to be accepted by Landlord. This process shall continue until the parties mutually agree on the plans and specifications. The final, mutually agreed upon plans and specifications showing the Tenant Improvements shall be referred to as the "Plans and Specifications". Landlord shall not unreasonably withhold its consent or approval.

(c)
Within ten (10) days after Landlord and Tenant agree on the Plans and Specifications, Tenant shall submit the Plans and Specifications to the applicable governmental entity for approval of the Plans and Specifications, and Tenant shall thereafter diligently pursue approval by the applicable governmental entity of the Plans and Specifications. If Tenant does not obtain governmental approval of the Plans and Specifications within forty-five (45) days after Tenant submits the Plans and Specifications to the applicable governmental entity, Landlord may, but is not required to, attempt to obtain the governmental approval of the Plans and Specifications.

(d)
(i) Subject to the conditions of this Section 9, Landlord shall pay to Tenant a Tenant Improvement Allowance (the “Tenant Improvement Allowance”) in an amount equal to One Million Three Hundred Forty Eight Thousand Five Hundred Ninety and 00/100 Dollars ($1,348,590.00), to be used by Tenant toward payment of the cost of the Tenant Improvements (the “Tenant’s Cost”) as set forth below. Any cost of the Tenant Improvements over and above the Tenant Improvement Allowance, if any, and the cost of any additional Tenant Improvements required by Tenant, if any, shall be paid by Tenant. The Tenant’s Cost shall mean all costs incurred by Tenant in connection with Tenant’s demolition, modification, design, construction and completion of the Tenant Improvements in accordance with the Plans and Specifications, properly payable to bona fide third party unrelated claimants, including, without limitation, architects’ and contractors’ fees, insurance and bond premiums, building permits, fees and licenses, but exclusive of any consulting fees other than to architects and contractors which are not affiliated with Tenant, and exclusive of equipment, trade and business fixtures and other personal property of Tenant.

(ii)
Provided that an Event of Default by Tenant does not exist under the Lease beyond any applicable notice and cure periods, then Landlord shall pay to Tenant the Tenant Improvement Allowance within thirty (30) days after the completion of all of the events listed below. Tenant may request that the Tenant Improvement Allowance be paid in installments of not less than Twenty Thousand Dollars ($20,000.00), subject to the terms and conditions of this Section 9(d). However, in no event shall Landlord be required to make more than one (1) installment payment in any thirty (30) day period.

a.
Tenant delivers to Landlord a certificate from Tenant’s architect or General Contractor stating what part of the Tenant Improvements have been substantially completed and confirming that the completed part of the Tenant Improvements has been substantially completed in accordance with the Plans and Specifications. Examples of parts that have been substantially completed could include without limitation (i) demolition work, (ii) carpeting or painting a certain area (iii) wiring, (iv) installing dry wall or (iv) plumbing;

b.
Tenant delivers to Landlord an affidavit from the General Contractor stating that all subcontractors and suppliers have been paid in full with respect to the completed part of the Tenant Improvements for which Tenant seeks reimbursement;

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c.
Tenant delivers to Landlord lien waivers as required by Landlord for the General Contractor and all subcontractors whose contracts are Fifteen Thousand and 00/100 Dollars ($15,000.00) or more with respect to the completed part of the Tenant Improvements for which Tenant seeks reimbursement; and

d.
Tenant delivers to Landlord a certificate from Tenant’s General Contractor stating the estimated cost of the remaining part of the Tenant Improvements that has not been completed and/or for which Tenant has not yet sought reimbursement from Landlord.

(iii)
If Tenant requests that the Tenant Improvement Allowance be paid in installments, then Landlord shall make the installment payments pursuant and subject to the conditions set forth in Section 9(d)(ii) above, but Landlord shall be permitted to hold up to ten percent (10%) of the Tenant Improvement Allowance as the final installment payment. Landlord shall not be required to make the final installment payment of the Tenant Improvement Allowance until all of the events listed below have been satisfied. Tenant shall be required to make all payments related to the cost of the Tenant Improvements after Landlord’s installment payments equal ninety percent (90%) of the Tenant Improvement Allowance until Landlord is required to make the final installment payment pursuant to this Section 9(d)(iii). In addition, regardless of whether or not Tenant elects to have Landlord pay the Tenant Improvement Allowance in installments, Tenant shall be responsible for all of Tenant’s Cost in excess of the Tenant Improvement Allowance.

a.
Substantial completion of the Tenant Improvements and Landlord’s receipt of a certificate from Tenant’s General Contractor stating that the Tenant Improvements have been substantially completed;

b.
Tenant delivers to Landlord an affidavit from the General Contractor stating that all subcontractors and suppliers have been paid in full;

c.
Tenant delivers to Landlord lien waivers as required by Landlord for the General Contractor and all subcontractors whose contracts are Fifteen Thousand and 00/100 Dollars ($15,000.00) or more; and

d.
Tenant delivers to Landlord a Certificate of Occupancy or similar certificate, to the extent being issued by the City of Chicago, evidencing acceptance of the Premises by the appropriate governmental authorities, if necessary.

(e)
Subject to force majeure, paragraph 9(g) below and extension of the Tenant Improvement Allowance Sunset Date (defined below) to resolve good faith disputes, any part of the Tenant Improvement Allowance for which Tenant has not requested reimbursement and satisfied the condition for reimbursement on or before December 31, 2024 (the “Tenant Improvement Allowance Sunset Date”) shall be deemed to be forfeited by Tenant and Landlord shall have no obligation to pay such portion of the Tenant Improvement Allowance to Tenant.

(f)
Should Landlord fail to timely reimburse Tenant for any part of the Tenant Improvement Allowance within thirty (30) days after Tenant’s compliance with the terms of Section 9(d)(ii) above, and such failure continues for an additional five (5) days after Tenant’s

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second request therefore, then, provided there is not a genuine dispute as to whether Tenant has fulfilled the requirements of Section 9(d)(ii) above, Tenant may offset such amount under the Lease against Base Annual Rent and other amounts due under the Lease and reduce its payments accordingly until fully offset.

(g)
To the extent any liens have been filed in connection with the work by Tenant, Landlord may withhold from the Tenant Improvement Allowance the amount of the lien and pay such amount to Tenant when the lien is resolved. Subject to the terms and conditions of this Section 9, Landlord will promptly pay to Tenant all amounts of the Tenant Improvement Allowance except for the amount of any lien with the withheld amount being paid to Tenant once the lien is resolved whether or not the resolution occurs after the Tenant Improvement Allowance Sunset Date provided in paragraph 9(e) above.

10.
Signage. In addition to Tenant’s signage rights under the Lease, Tenant, at Tenant’s expense, shall have the right to place signage identifying Tenant on the existing sign as depicted in Exhibit D at the main entrance of the Building, in the location specified on Exhibit D. Tenant’s signage shall be subject to compliance with all applicable legal requirements, and subject to Landlord’s prior written approval with respect to the general appearance, color, quality and method of installation, such approval not to be unreasonably withheld, conditioned, or delayed. Tenant’s sign as depicted on Exhibit D will be as large as any other Tenant (new or in the future) that is leasing space that is no larger than the Premises. Tenant’s signs throughout the Building will be updated to address the Additional Premises.

11.
Building Conference Center. The first sentence of Section 33 of the Original Lease is hereby deleted and replaced as follows:

“Subject to availability, Landlord will provide Tenant with thirty (30) business hours per year requested by Tenant of free usage of the conference facility (“Amenity Space”) located in the Building. The Amenity Space includes a new conference facility and a new tenant lounge with gaming. Tenant may also reserve the rooftop terrace for no-charge for up to thirty (30) hours per year for private events per existing guidelines of the Building and subject to availability.”

12.
Renewal Option.

(a)
Provided that an Event of Default does not exist as of the date of exercise of the Renewal Option (defined below) nor at the date of the commencement of the Renewal Term (defined below), and Tenant has not done anything nor failed to do anything that, with the passage of time and/or the giving of notice, would constitute an Event of Default under the Lease, Tenant shall have the right and option (the “Renewal Option”) to renew the Term for one (1) additional term of sixty (60) months (the “Renewal Term”). During the Renewal Term, all of the terms and conditions of the Lease except for Base Annual Rent shall be the same. Base Annual Rent for the Renewal Term shall be the Fair Market Rental Value of the Premises (defined below). Tenant shall exercise its Renewal Option by furnishing Landlord written notice no later than three hundred sixty five (365) days before the end of the then current Term.

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(b)
For all purposes hereof, the “Fair Market Rental Value of the Premises” will be the rental rate as determined by Landlord, in its reasonable discretion, based upon the then prevailing rent for premises comparable in size and use to the Premises, located in centers comparable in size and use to, and in the general vicinity of, the Building, taking into consideration all allowances for tenant improvements, moving expenses, landlord expenses, rent abatement, brokerage expenses, tenant benefits or any other market concessions which may be commonly available at the commencement of the Renewal Term. Landlord will not be required to consider the highest and best use for the Premises, or the Building or the underlying land.

(c)
Landlord shall, within thirty (30) days of receipt of Tenant's notice of Tenant's intent to exercise the Renewal Option, deliver a lease amendment containing the Fair Market Rental Value of the Premises for the Renewal Term. All of the other terms and conditions shall remain as provided in the Lease. Tenant shall have ten (10) business days to execute the amendment, thus exercising the Renewal Option. Should Tenant disagree with Landlord’s interpretation of the Fair Market Rental Value of the Premises, Tenant’s sole remedies shall be to decline to exercise the Renewal Option or to have the Fair Market Rental Value of the Premises determined by Baseball Arbitration (defined below). Tenant shall send written notice to Landlord of Tenant’s election to decline to exercise the Renewal Option or to proceed to Baseball Arbitration within ten (10) business days after Tenant’s receipt of the amendment from Landlord setting forth Landlord’s determination of the Fair Market Rental Value of the Premises. If Tenant fails to execute the amendment within the ten (10) business day time frame set forth above or if Tenant fails to timely deliver to Landlord Tenant’s election to have the Fair Market Rental Value of the Premises determined by Baseball Arbitration, then Tenant shall conclusively be deemed to have declined to exercise the Renewal Option and the Lease shall end as of the end of the then current Term.

If Tenant elects to have the Fair Market Rental Value of the Premises determined by Baseball Arbitration, then the parties shall proceed to make such determination through “Baseball Arbitration” as follows:

(i)
No later than forty-five (45) days after the date Tenant exercises the Renewal Option, Landlord and Tenant shall simultaneously present to each other their final determinations of the Fair Market Rental Value of the Premises (the “Final Offers”).

(ii)
If Landlord and Tenant do not reach agreement on the Fair Market Rental Value of the Premises within five (5) days after exchanging the Final Offers, Landlord and Tenant shall mutually select one (1) arbitrator to determine the Fair Market Rental Value of the Premises. Such arbitrator shall be a licensed real estate broker with at least five (5) years active experience in the greater Chicago, Illinois area with office properties. If Landlord and Tenant cannot mutually agree on the choice of arbitrator, each party shall select its own arbitrator, and the two arbitrators shall jointly select a third arbitrator, who shall make the sole determination.

(iii)
The arbitrator so selected under subsection (ii) shall make the final determination of the Fair Market Rental Value of the Premises, taking into account the criteria, and following the procedures, set forth in this Section 12. The arbitrator shall be required to select either the Final Offer proposed by Landlord or the Final Offer proposed by Tenant, without compromise, as the Fair Market Rental Value for the Premises.

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(iv)
The decision of the arbitrator shall be final and binding upon both Landlord and Tenant as to the Fair Market Rental Value of the Premises. The final Base Annual Rent shall be set forth in a separate amendment to the Lease.

(d)
Except as set forth in Section 3 and 12(a) of this Amendment above, Tenant shall have no additional right to extend the Term. The Extension Options as defined and set forth in the Schedule to the Original Lease are hereby deleted and shall be of no further force or effect.

13.
Termination Option.

(a)
Provided that an Event of Default does not exist as of the date of the Termination Notice (defined below), then Tenant shall have the one-time right to terminate the Lease with regard to the entire Premises, as set forth below, upon prior written notice to Landlord (the “Termination Notice”). The Termination Notice shall be delivered to Landlord, if at all, no later than February 28, 2030. If Tenant timely delivers the Termination Notice and timely makes payment to Landlord of the Termination Fee (defined below), then the Term of the Lease shall terminate with respect to the entire Premises on February 28, 2031 (the “Termination Date”).

(b)
Within thirty (30) days after Landlord’s receipt of Termination Notice from Tenant, Landlord shall calculate a termination fee (the “Termination Fee”) in the amount of the sum of (i) the unamortized amount of the brokerage commissions and attorneys’ fees paid by Landlord related to this Amendment, (ii) the unamortized amount of the Tenant Improvement Allowance, (iii) one (1) month of Base Annual Rent and NNN Expenses at the then-current rates, and (iv) an amount equal to all abated Base Annual Rent and NNN Expenses which otherwise would have accrued during the Abatement Period. The amounts described in clauses (i) and (ii) above shall be amortized on a straight-line basis over a period beginning on the Extension Rent Commencement Date and ending on the Expiration Date, at an assumed interest rate of eight percent (8%) per annum. Tenant shall pay the Termination Fee to Landlord in two equal installments. The first installment shall be payable to Landlord within thirty (30) days after Tenant’s receipt of the Landlord’s calculation of the Termination Fee; the second installment shall be payable to Landlord no later than the Termination Date.

(c)
The Termination Option as defined and set forth in the Schedule to the Original Lease and the Termination Option as defined and set forth in Section 1 of the Second Amendment are hereby deleted and shall be of no further force or effect.

14.
Notices. All notices required under the Lease shall be deemed to be delivered if sent pursuant to Section 19 of the Original Lease to the addresses set forth below.

Landlord:

For Rent and Notices:

Lockbox Services 310719 BSREP II West Jackson LLC 1801 Parkview Drive, 1st Floor Shoreview, MN 55126

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With a copy of Notices Only:

Jones Lang LaSalle Americas, Inc. 175 West Jackson Boulevard Suite 2250

Chicago, IL 60604 Attn: General Manager

With a copy of Notices Only:

Mark Zetti, Receiver – 175 W. Jackson c/o Jones Lang LaSalle Americas, Inc. 6365 Halcyon Way, Suite 970

Alpharetta, GA 30005

Tenant:

Enova International, Inc.

175 W. Jackson Boulevard, Suite 500

Chicago, Illinois 60604 Attention: General Counsel

With a copy to:

Enova International, Inc.

175 W. Jackson Boulevard, Suite 500

Chicago, Illinois 60604 Attention: Director of Facilities

Reed Smith LLP

10 S Wacker Drive, 40th Floor Chicago, Illinois 60606

Attn: Michael P. Lee

15.
Commission.

(a)
Landlord represents and warrants to Tenant that The Telos Group, LLC (the “Landlord’s Broker”) represents Landlord in this transaction. Tenant represents and warrants to Landlord that CBRE (the “Tenant’s Broker”) represent Tenant in this transaction. Landlord and Tenant represent and warrant to each other that Landlord’s Broker and Tenant’s Broker are the only brokers or finders that either party has had any dealings, negotiations or consultations with relating to this Amendment and that no other broker or finder took any part in any dealings, negotiations or consultations relating to this Amendment. Landlord shall pay a commission to Landlord’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker. Landlord’s

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Broker shall pay a part of such commission to Tenant’s Broker pursuant to a separate agreement between Landlord, Landlord’s Broker and Tenant’s Broker.

(b)
Tenant agrees to be responsible for, indemnify, defend and hold harmless Landlord from and against all costs, fees (including, without limitation, reasonable attorney’s fees), expenses, liabilities and claims incurred or suffered by Landlord arising from any breach by Tenant of Tenant’s foregoing representations and warranties. Landlord agrees to be responsible for, indemnify, defend and hold harmless Tenant from and against all costs, fees (including, without limitation, reasonable attorney’s fees), expenses, liabilities and claims incurred or suffered by Tenant arising from any breach by Landlord of Landlord’s foregoing representations and warranties.

16.
Lender Consent. Landlord represents that it has obtained all required consents to enter into this Amendment, including consent by all holders of mortgages on the Building. Within five (5) days of execution of the Amendment, Landlord will file a motion to obtain the approval of this Amendment, including, without limitation, Section 9(d), by court order by Circuit Court of Cook County, Illinois in Case No. 2022CH09225 and will work diligently and in good faith to obtain such approval and Tenant’s obligations under the Lease will be contingent on Landlord obtaining such approval. Concurrent with the Tenant’s execution of this Amendment, Tenant will execute a copy of the Subordination, Nondisturbance and Attornment Agreement in the form attached as Exhibit E, and concurrent with Landlord’s execution of this Amendment, Landlord will provide Tenant with a fully executed Subordination, Nondisturbance and Attornment Agreement in the form attached as Exhibit E from any holder of a mortgage on the Building.

17.
Affirmation. Landlord acknowledges that as of the date hereof, Tenant has paid all amounts owed under the Lease and to Landlord’s actual knowledge no defaults exist on behalf of Tenant under the Lease. Tenant acknowledges that as of the date hereof, to Tenant’s actual knowledge no defaults exist on behalf of Landlord under the Lease.

18.
Effect of Modification. Except as modified by this Amendment, all of the terms and conditions of the Lease remain in full force and effect. If there is any conflict between this Amendment and the Lease, this Amendment shall control. Except where the context otherwise requires, all references in this Amendment to the “Lease” shall be deemed to include the provisions of this Amendment, including the modifications to the Lease set forth above. Capitalized terms not otherwise defined shall have the meanings set forth in the Lease.

19.
Captions and Counterparts. The captions and paragraph headings contained in this Amendment are for convenience of reference only and shall not be used in construing or enforcing any of the provisions of this Amendment. This Amendment may be executed in counterparts and/or with counterpart signature pages, all of which together shall constitute a single agreement.

20.
Limited Liability of Receiver. Each of the Landlord and Tenant also acknowledge, on behalf of itself and its employees, members, and affiliates, that Mark Zetti (“Receiver”) is executing this Amendment solely in Receiver’s capacity as court appointed receiver and that, for the payment of any claim or performance of any obligation by Receiver or Landlord under the Lease, including without limitation indemnity obligations, there shall be no recourse to the assets of Receiver (other than Receiver’s interest in the Premises, if any), nor to any assets of any officer,

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member, partner, employee or agent of Receiver, and no action shall be brought against the Receiver (other than in its capacity as Receiver for the Building) or Receiver’s officers, members, employees or agents relating to the performance of Receiver’s duties under the Agreed Order Appointing Receiver for Non-Residential Property dated November 27, 2022 and filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, Mortgage Foreclosure/Mechanics Lien Section, as Case No.: 2022CH09225.

[Signatures appear on following pages]

I-1932589.12

IN WITNESS WHEREOF, Landlord and Tenant hereby execute this Amendment as of the date written above.

“LANDLORD”

MARK ZETTI, solely in his capacity as Court Appointed Receiver pursuant to that certain Agreed Order Appointing Receiver for Non-Residential Property dated November 27, 2022, between U.S. Bank National Association, as Trustee for the benefit of the holders of COMM 2013-CCRE12 Mortgage Trust Commercial Pass-Through Certificates, as lead lender for the holders of the Notes, acting by and through LNR Partners, LLC, solely in its capacity as special servicer v.

BSREP II West Jackson, LLC, a Delaware limited liability company, Unknown Owners and Non-Record Claimants, filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, Mortgage Foreclosure/Mechanics Lien Section, as Case No.: 2022CH09225

Mark Zetti, not individually, but solely in his capacity as Receiver

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“TENANT”

ENOVA INTERNATIONAL, INC., a

Delaware corporation

By: Name: Title:

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Exhibit A

Surrender Premises – Suite 1000

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Exhibit B Additional Premises – Suite 600

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Exhibit C

Rules and Regulations Related to Tenant Improvements

Landlord hereby sets forth the following rules and regulations governing the Tenant Improvements to be done by the General Contractor, its employees and any and all subcontractors employed by the General Contractor, and Tenant hereby agrees that the General Contractor shall comply with these rules and regulations and any changes thereto which may reasonably be made by Landlord. Tenant further agrees to see to it that any and all subcontractors employed by the General Contractor comply with the same. Landlord shall make freight and construction elevators regularly available to Tenant upon prior written request at no charge.

(1)
Permits: All permits and licenses necessary for the prosecution of the Tenant Improvements shall be secured and paid for by the General Contractor prior to commencement of the Tenant Improvements.

(2)
Work Area: Intentionally omitted.

(3)
Keys and Locks. Intentionally omitted.

(4)
Common Areas: The General Contractor shall carefully protect all improvements in the common areas (as defined in the Lease) or areas open to the public and shall pay for repair or replacement of all damaged property therein (whether caused by General Contractor or its agents or subcontractors) upon demand by Landlord. The General Contractor will not perform any construction activities or store any materials in any common areas or public areas. The General Contractor will keep the common areas and vacant spaces of the Building free of construction material, dirt and debris at all times.

(5)
Water and Electricity During Construction: Intentionally omitted.

(6)
Sanitary Facilities: Intentionally omitted.

(7)
Dusty Work: The General Contractor shall notify Landlord prior to the commencement of any extremely dusty work (e.g., sheet rock cutting, sanding, extensive brooming, etc.) and the General Contractor shall arrange for additional filtering capacity on the affected HVAC equipment. Failure to make such prior notification will result in the General Contractor absorbing any costs associated with returning any HVAC equipment damaged by dust to its original condition.

(8)
Work Approval: All drawings, subcontractors and materials must be approved by Landlord prior to the start of construction. Subcontractors or materials unacceptable to the Landlord shall not be used. Change orders will be submitted to Landlord for approval as needed and Landlord will have a period of five (5) business days to approve or respond to change order request, such approval will not be unreasonably withheld. If Landlord does not respond in such five (5) business day period, and such failure continues for an additional two (2) business days after Tenant’s second written request therefore, it will be deemed to have approved the request.

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(9)
Disposition of Materials: Any and all unused construction materials shall be disposed of by the General Contractor in the same manner as waste or unwanted material, except as may otherwise be directed by Landlord. General Contractor shall not use the building trash compactor. The placement of a container or vehicle in which to empty trash must be scheduled through the management office. The General Contractor is responsible for keeping the area around the trash container clean at all times.

(10)
Clean-up: The General Contractor shall at all times on a day-to-day basis keep the Premises and other areas of the Building free from accumulations of waste material, debris or rubbish caused by or incidental to the Tenant Improvements. Upon completion of the Tenant Improvements, the General Contractor shall promptly remove from the Premises and the Building all tools, scaffolding, surplus materials, trash and debris, and shall leave the Premises and the Building “broom clean”. Any debris, rubbish, materials or equipment left outside the Premises or left anywhere in the Building, shall be disposed of by Landlord, and the General Contractor shall be responsible for promptly reimbursing Landlord for the cost thereof.

(11)
Working Hours: The General Contractor understands that the Tenant Improvements will be done in a building that is occupied by other tenants and that the safety, comfort and quiet enjoyment of the tenants in the Building is the highest priority. As such, certain operations must be performed outside the hours of 7:00 a.m. to 6:00 p.m. Monday through Saturday to prevent the disturbance or interruption of normal business operations. These operations include, but are not limited to:

(a)
Drilling or cutting of the concrete floor slab;

(b)
Drilling or cutting of any concrete structural member;

(c)
Sanding, chiseling or leveling of the concrete structure;

(d)
Delivery of drywall or large quantities of building materials;

(e)
Nailing carpet tack strip;

(f)
Testing the Fire Alarm System; and

(g)
Any work which generates noise or vibration which may be disruptive to occupants of the Building.

The General Contractor must obtain prior approval from Landlord to perform work after normal hours of operation of the Building. The General Contractor and subcontractors will be required to show identification to security and sign-in prior to admittance into the Building after hours.

(12)
Workman Conduct: No loud music will be played which can be heard outside the Premises.

(13)
Electrical Panel Changes: All additional electrical circuits added to or removed from existing electrical panels or any new circuits added to new electrical panels must be

I-1932589.12

appropriately marked as to the area and/or equipment serviced by the circuit(s) in question as provided for in specifications. All electrical panels which have covers removed for any reason (e.g., so as to allow the addition of new circuits) or any new electrical panels which are installed shall be left at the end of each day with all panel covers properly in place and all panel doors securely closed. Under no circumstances will power serving other tenants’ premises or other areas of the Building be shut off without the specific advance approval of Landlord. All electrical work will require as-built drawings to be submitted to the management office upon completion of work.

(14)
Welding/Cutting Torch Use: No welding or cutting torch is to be used in the Building without the prior approval of Landlord. If such approval is granted by Landlord, the General Contractor must have a fire extinguisher present in the Premises at all times when the equipment is being used. Additionally, the General Contractor must perform any such work after- hours because of the fumes which may be associated with such welding/cutting torch usage.

(15)
Spraying of Varnishes/Lacquer in the Building: No varnishes/lacquers are to be sprayed in the Building without the prior approval of the Landlord. Because of their combustible nature, this type of work should normally be done off-site. Anyone found spraying these compounds in or around the Building without the approval of the Landlord will be required to cease such work.

(16)
Draining of Sprinkler Lines: Any work which will involve the draining of a sprinkler line or otherwise affect the sprinkler system in the Building must be approved in advance by Landlord. In all instances where this is done, the system may not be left inoperable overnight. De-energizing of the fire pump related to drainage of the sprinkler lines will be done only by Landlord’s personnel.

(17)
Deliveries: All deliveries and/or pick-ups by the General Contractor or its vendors must be made through the Building loading dock and freight entrance or as otherwise specifically provided by Landlord. All delivery vehicles are governed by a one (1) hour parking limitation. Deliveries of drywall and other oversized material must be scheduled for delivery on weekends through the management office.

(18)
Parking: Landlord will not be responsible for damages or thefts to any vehicles parked in the Building.

(19)
Posting of Rules and Regulations: A copy of these rules and regulations, acknowledged and accepted by the General Contractor, must be posted in the Premises in a location clearly visible to all workers. It is the General Contractor’s responsibility to instruct its employees and all subcontractors to familiarize themselves with these rules and to enforce compliance with these rules at all times.

(20)
Life Safety System: The General Contractor shall be held responsible for maintaining the integrity of the life safety systems in areas of the Building under its construction supervision and within its control.

Should performance of the Tenant Improvements, including welding, the use of a cutting torch, or any other activity, interfere with the fire alarm system wiring or otherwise trigger

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or affect the fire alarm system, the General Contractor must contact Landlord prior to commencing such activity.

The General Contractor shall take any and all reasonable steps to prevent accidental triggering of the fire and smoke detection devices within or adjacent to the Premises. Such steps shall not include disconnecting any such devices, but rather shall involve the installation of dust barriers around smoke detectors, etc.

All stairwell doors will remain closed at all times.

(21)
Light Bulbs and Ballasts: The General Contractor is responsible for ensuring that all light fixtures in the Premises are working properly and are fully lit upon job completion. This includes replacement of bulbs and ballasts as required in light fixtures that are replaced, added or repositioned.

(22)
Providing of Licenses: General Contractor will supply to the management office a copy of the General Contractor’s License, Certificate of Insurance, and a Letter of Competency.

(23)
Access: Intentionally omitted.

(24)
Non-Compliance: Non-compliance with these regulations will result in the possible barring of the General Contractor from current or future activities in the Building. Any costs incurred by Landlord in cleaning the Building or Premises or repairing damage resulting from the General Contractor’s activities (including the activities of any of the General Contractor’s employees or subcontractors) will be billed to the General Contractor or set off against future payments to the General Contractor.

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Exhibit D

West Jackson Signage

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Exhibit E

Attornment Agreement

[To be attached]

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